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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                      OF
                              VITAL IMAGES, INC.


The undersigned incorporator, being a natural person, eighteen years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, adopts the following Articles of Incorporation:

                                  ARTICLE I.

The name of this Corporation is Vital Images, Inc. (the "Corporation").


                                  ARTICLE II.

The registered office of the Corporation in Minnesota is: 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416.


                                 ARTICLE III.

The aggregate number of shares of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, twenty million (20,000,000) of which shall be designated common stock, $0.01 par value (hereinafter referred to as "Common Stock"), and five million (5,000,000) of which shall be designated preferred stock, $0.01 par value (hereinafter referred to as "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.
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                                  ARTICLE IV.

The name and address of the incorporator of this Corporation is:

NAME                                                ADDRESS
----                                                -------
Mark J. Sexton                                      Oppenheimer Wolff & Donnelly
                                                    Plaza VII, Suite 3400
                                                    45 South Seventh Street
                                                    Minneapolis, MN 55402-1609

                                  ARTICLE V.

Shares of the Corporation acquired by the Corporation shall become authorized but unissued shares and may be reissued as provided in these Articles of Incorporation.


                                  ARTICLE VI.

No shareholder of this Corporation shall have any cumulative voting rights.


                                 ARTICLE VII.

No shareholder of this Corporation shall have any preemptive rights by virtue of
Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Corporation of any class or series, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.


                                 ARTICLE VIII.

Any action required or permitted to be taken at a meeting of the Board of this Corporation may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.


                                  ARTICLE IX.

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, as amended; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the effective date of this Article. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director

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of the Corporation in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


                                  ARTICLE X.

The Corporation shall indemnify to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as amended, (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation by reason of the fact that such person or person's testator or intestate, is or was a director or officer of the Corporation, or by reason of the fact that such director or officer, while a director or officer of the Corporation, is or was serving at the request of the Corporation, or whose duties in that position involved service as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements. Nothing contained herein shall affect any rights to indemnification to which employees or agents of the Corporation other than directors and officers may be entitled under the provisions of Chapter 302A of the Minnesota Statutes, as amended. Any repeal or modification of this Article X shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director or officer of the Corporation existing at the time of such repeal or modification. No amendment to or repeal of this Article shall apply to or have any effect on the liability of or alleged liability of any director or the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of March, 1997.


                                        INCORPORATOR:

                                        /s/ Mark J. Sexton
                                        ----------------------------------------
                                        Mark J. Sexton

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